Exhibit 99.1

TITAN MACHINERY APPOINTS THEODORE WRIGHT TO BOARD OF DIRECTORS

FARGO, N.D—July 16, 2009— Titan Machinery Inc. (NASDAQ:TITN) announced today that it has appointed Theodore Wright to its Board of Directors, effective July 16, 2009.  With the appointment of Mr. Wright, the Board now consists of eight board members, including five independent members.

“We are pleased that Theodore Wright has accepted the invitation to join our Board of Directors,” said David Meyer, Titan Machinery’s Chairman and CEO.  “We welcome his financial knowledge, prior dealership experience, and his deep industry understanding.  As the former President and CFO of a Fortune 300 public company, we believe his insight and overall business experience will be instrumental as we continue to strategically grow our business.”

Mr. Wright served as President of Sonic Automotive, Inc., a New York Stock Exchange listed and Fortune 300 automotive retailer, from 2002 to 2004, and he served as Chief Financial Officer at Sonic Automotive from its formation in 1997 to 2002.  From 1997 to 2004, Sonic Automotive acquired and integrated into its operations over 150 automotive dealerships.  During his tenure at Sonic Automotive, he was a member of it’s Board of Directors.  From 1995 to 1997, Mr. Wright was a Senior Manager in Deloitte & Touche LLP’s Columbia, South Carolina office. From 1994 to 1995, he was a Senior Manager in Deloitte & Touche LLP’s National Office Accounting Research and SEC Services Department. Mr. Wright currently serves on the Board of Directors of Conn’s Inc (NASDAQ:CONN), a specialty retailer of home appliances, consumer electronics, computers, furniture and mattresses, and lawn and garden products.  As a Conn’s Inc Board of Director, he serves on Conn’s Compensation Committee and is Chairman of their Audit Committee.  Mr. Wright is the principal owner of a construction and agricultural equipment rental business, and he owns and operates a farm and ranch on 11,500 acres in Central Montana.  Mr. Wright received a B.A. from Davidson College.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in Fargo, North Dakota, is a multi-unit business with mature locations and newly acquired locations. The Company owns and operates one of the largest networks of full service agricultural and construction equipment stores in North America. The Titan Machinery network consists of 67 dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska and Wyoming, including three outlet stores, representing one or more of the CNH Brands (NYSE:CNH) Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

310-954-1100